Sara Lee Corporation
3500 Lacey Road
Downers Grove, IL 60515

FOR IMMEDIATE RELEASE

Media: Jon Harris, +1.630.598.8661
Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE CORPORATION ANNOUNCES BRENDA C. BARNES TO STEP DOWN
PERMANENTLY AS CHAIRMAN AND CEO

Company Initiates Process for a CEO Successor

DOWNERS GROVE, Ill., (August 9, 2010)—The board of directors of Sara Lee Corp. (NYSE: SLE) today announced that Brenda C. Barnes will step down permanently from the positions of Chairman and Chief Executive Officer so she can continue to focus on improving her health. In addition, the company announced that Barnes has resigned from Sara Lee’s board of directors and will not stand for reelection at the company’s 2010 annual stockholders meeting in October. Barnes had been on medical leave since May 14, 2010 after suffering a stroke.

Starting this week, Sara Lee’s board has initiated a process to select a new chief executive officer, looking at both internal and external candidates. During the process, Marcel Smits will continue as interim chief executive officer and Mark Garvey will continue as interim chief financial officer. James S. Crown, an independent director, will remain chairman of the board, a role he assumed when Barnes’ leave of absence began, and he will continue to lead the Office of the Chairman, comprised of Crown, Smits and CJ Fraleigh, chief executive officer of North American Retail and Foodservice.

“We fully support Brenda’s decision to step down as Chairman and CEO so she can devote all of her time and energy toward improving her health,” said Crown. “She is a remarkable leader who is admired by those inside and outside of the Sara Lee family, and we fully understand and respect her decision. We will conduct a thorough process to identify a CEO successor in a timely manner, and look forward to sustaining the momentum begun under Brenda’s leadership.”

“During Brenda’s six-year tenure as CEO, she successfully transformed Sara Lee into a strong global food and beverage company with a focused portfolio of leading brands,” added Crown. “She exited low-margin businesses and dramatically increased the company’s investment in innovation, while strengthening its position in high-growth emerging markets. She invested in world-class technology platforms that are driving continuous improvement, cost reduction and improved efficiencies across the company. She was instrumental in assembling an outstanding, experienced senior management team, and worked tirelessly to build a high-performance culture internally and enhance the company’s reputation among all of its stakeholders.”

“We thank Brenda for her many contributions to Sara Lee and wish her continued success with her recovery,” Crown concluded.

About Sara Lee Corporation
Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sara Lee and Senseo. Collectively, these brands generate almost $13 billion in annual net sales covering approximately 180 countries. The Sara Lee community consists of approximately 40,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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